EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 28, 2016

ExxonMobil Earns $2.7 Billion in Third Quarter of 2016

•	Cash generation supported by integrated portfolio
•	Continued focus on business fundamentals and strategic investments
•	Chemical and Downstream results reflect diverse product portfolio, integrated manufacturing sites

	Third Quarter			Nine Months
	2016	2015	%	2016	2015	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	2,650	4,240	-38	6,160	13,370	-54
Earnings Per Common Share
Assuming Dilution	0.63	1.01	-38	1.47	3.18	-54

Capital and Exploration
Expenditures	4,190	7,670	-45	14,475	23,635	-39

IRVING, Texas – October 28, 2016 – Exxon Mobil Corporation today announced estimated third quarter 2016 earnings of $2.7 billion, or $0.63 per diluted share, compared with $4.2 billion a year earlier. Results reflect lower refining margins and commodity prices.

“ExxonMobil’s integrated business continues to deliver solid results,” said Rex W. Tillerson, chairman and chief executive officer. “While the operating environment remains challenging, the company continues to focus on capturing efficiencies, advancing strategic investments, and creating long-term shareholder value.”

During the quarter, Upstream earnings were $620 million. Volumes for the quarter declined 3 percent to 3.8 million oil-equivalent barrels per day compared with a year ago, due to unplanned downtime, primarily in Nigeria, and field decline partially offset by increased production from recent project start-ups.

Third quarter Chemical earnings of $1.2 billion, comparable with prior year results, reflect higher maintenance costs, partially offset by increased specialty product sales. Downstream earnings declined to $1.2 billion primarily due to weaker refining margins.

During the quarter, capital and exploration expenses were reduced by 45 percent to $4.2 billion.

The corporation distributed $3.1 billion in dividends to shareholders in the third quarter.

Third Quarter 2016 Highlights
•	Earnings of $2.7 billion decreased $1.6 billion, or 38 percent, from the third quarter of 2015.
•	Earnings per share assuming dilution were $0.63.
•	Cash flow from operations and asset sales was $6.3 billion, including proceeds associated with asset sales of $1 billion.
•	Capital and exploration expenditures were $4.2 billion, down 45 percent from the third quarter of 2015.
•	Oil‑equivalent production was 3.8 million oil-equivalent barrels per day, with liquids down 5.1 percent and natural gas up 0.8 percent.
•	The corporation distributed $3.1 billion in dividends to shareholders.
•	Dividends per share of $0.75 increased 2.7 percent compared with the third quarter of 2015.
•

ExxonMobil and InterOil Corporation announced an agreed transaction worth more than $2.5 billion, under which ExxonMobil will acquire all of the outstanding shares of InterOil. The acquisition will give ExxonMobil access to InterOil’s resource base, which includes interests in six licenses in Papua New Guinea covering about four million acres. The transaction is pending the outcome of a shareholder appeal of the court decision approving the transaction.

•

ExxonMobil Kazakhstan Ventures Inc., a 25 percent shareholder in Tengizchevroil LLP, has approved the final investment decision for the Future Growth and Wellhead Pressure Management Project as part of the next expansion phase of the Tengiz oil field.

•

In Guyana, the Liza-3 appraisal well was successfully completed in October, confirming a world‑class resource discovery in excess of 1 billion oil-equivalent barrels. Also in October, the Owowo‑3 exploration well, located offshore Nigeria, confirmed a discovery of 500 million to 1 billion barrels of oil.

•

ExxonMobil announced plans to increase production of ultra-low sulfur fuels at the Beaumont, Texas, refinery by approximately 40,000 barrels per day. The new unit will use proprietary technology to remove sulfur while minimizing octane loss, and will ensure gasoline meets the latest environmental standards.

•

The company announced plans to expand its specialty elastomers plant in Newport, Wales.  The project is expected to be completed in late 2017 and will result in a 25 percent increase in global capacity to manufacture Santoprene thermoplastic vulcanizate, high-performance elastomers used for automotive, industrial and consumer applications.

•

ExxonMobil and Saudi Basic Industries Corporation (SABIC) are considering the potential development of a jointly owned petrochemical complex on the U.S. Gulf Coast. The project would include a steam cracker and derivative units, and would be located in Texas or Louisiana near natural gas feedstock.  A final investment decision will be made upon completion of necessary studies.

•

During the quarter, the company announced new developments in its relationships with the Georgia Institute of Technology, Princeton University and the University of Texas at Austin to pursue technologies to help meet growing energy demand while reducing environmental impacts and the risk of climate change.

Third Quarter 2016 vs. Third Quarter 2015

Upstream earnings were $620 million in the third quarter of 2016, down $738 million from the third quarter of 2015. Lower liquids and gas realizations decreased earnings by $880 million, while volume and mix effects increased earnings by $80 million. All other items, including lower expenses partly offset by unfavorable foreign exchange effects, increased earnings by $60 million.

On an oil‑equivalent basis, production was down compared  with the third quarter of 2015. Liquids production totaled 2.2 million barrels per day, down 120,000 barrels per day. Higher downtime, mainly in Nigeria, and field decline were partly offset by project start-ups. Natural gas production was 9.6 billion cubic feet per day, up 77 million cubic feet per day from 2015 as project start-ups more than offset field decline and divestment impacts.

U.S. Upstream earnings declined $35 million from the third quarter of 2015 to a loss of $477 million in the third quarter of 2016. Non‑U.S. Upstream earnings were $1.1 billion, down $703 million from the prior year.

Downstream earnings were $1.2 billion, down $804 million from the third quarter of 2015. Weaker margins, mainly in refining, decreased earnings by $1.6 billion while favorable volume and mix effects increased earnings by $170 million. All other items increased earnings by $580 million, including lower maintenance expenses and gains from divestments in Canada. Petroleum product sales of 5.6 million barrels per day were 203,000 barrels per day lower than the prior year mainly due to divestment of the Torrance, California, and Chalmette, Louisiana, refineries.

Earnings from the U.S. Downstream were $225 million, down $262 million from the third quarter of 2015. Non‑U.S. Downstream earnings of $1 billion were $542 million lower than prior year.

Chemical earnings of $1.2 billion were $56 million lower than the third quarter of 2015. Margins decreased earnings by $10 million. Volume and mix effects increased earnings by $20 million. All other items decreased earnings by $70 million due primarily to higher maintenance expenses. Third quarter prime product sales of 6.1 million metric tons were 51,000 metric tons higher than the prior year's third quarter.

U.S. Chemical earnings of $434 million were $92 million lower than the third quarter of 2015. Non‑U.S. Chemical earnings of $737 million were $36 million higher than prior year.

Corporate and financing expenses were $370 million for the third quarter of 2016, compared to $378 million in the third quarter of 2015.

First Nine Months 2016 Highlights
•	Earnings of $6.2 billion decreased 54 percent from $13.4 billion in 2015.
•	Earnings per share assuming dilution were $1.47.
•	Cash flow from operations and asset sales was $16.9 billion, including proceeds associated with asset sales of $2.2 billion.

•	Capital and exploration expenditures were $14.5 billion, down 39 percent from 2015.

•	Oil‑equivalent production was essentially unchanged at 4 million oil-equivalent barrels per day, with liquids up 2.6 percent and natural gas down 4.4 percent.

•	The corporation distributed $9.3 billion in dividends to shareholders.

First Nine Months 2016 vs. First Nine Months 2015

Upstream earnings were $838 million, down $5.4 billion from the first nine months of 2015. Lower realizations decreased earnings by $5.8 billion. Favorable volume and mix effects increased earnings by $130 million. All other items increased earnings by $260 million, primarily due to lower expenses partly offset by the absence of asset management gains.

On an oil‑equivalent basis, production of 4 million barrels per day was essentially flat compared to the same period in 2015. Liquids production of 2.4 million barrels per day increased 59,000 barrels per day, with project start‑ups partly offset by field decline, the Canadian wildfires, and downtime mainly in Nigeria. Natural gas production of 10 billion cubic feet per day decreased 458 million cubic feet per day from 2015 as regulatory restrictions in the Netherlands, field decline and divestment impacts were partly offset by project start-ups.

U.S. Upstream earnings declined $1.3 billion from 2015 to a loss of $1.8 billion in 2016. Earnings outside the U.S. were $2.7 billion, down $4.1 billion from the prior year.

Downstream earnings of $3 billion decreased $2.2 billion from 2015. Weaker refining margins decreased earnings by $3.3 billion, while volume and mix effects increased earnings by $330 million. All other items increased earnings by $680 million, mainly reflecting lower maintenance expense and gains from divestments. Petroleum product sales of 5.5 million barrels per day were 306,000 barrels per day lower than 2015 mainly due to divestment of the Torrance and Chalmette refineries.

U.S. Downstream earnings were $824 million, a decrease of $642 million from 2015. Non‑U.S. Downstream earnings were $2.1 billion, down $1.6 billion from the prior year.

Chemical earnings of $3.7 billion increased $288 million from 2015. Stronger margins increased earnings by $440 million. Favorable volume and mix effects increased earnings by $130 million. All other items decreased earnings by $280 million, including the absence of asset management gains in the U.S. partly offset by lower expenses. Prime product sales of 18.6 million metric tons were up 387,000 metric tons from 2015.

U.S. Chemical earnings were $1.5 billion, down $342 million from the first nine months of 2015 reflecting the absence of asset management gains. Non‑U.S. Chemical earnings of $2.2 billion were $630 million higher than prior year.

Corporate and financing expenses were $1.4 billion in 2016, compared to $1.5 billion in 2015.

During the first nine months of 2016, Exxon Mobil Corporation purchased 9 million shares of its common stock for the treasury at a gross cost of $727 million. These shares were acquired to offset dilution in conjunction with the company’s benefit plans and programs. The corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not currently plan on making purchases to reduce shares outstanding.

Forward-looking Statements

As disclosed in ExxonMobil’s 2015 Form 10-K, low crude oil and natural gas prices can impact the corporation’s reserves as reported under Securities and Exchange Commission (SEC) rules. Average year-to-date crude prices have been significantly affected by the very low prices experienced during the first quarter of 2016, but have recovered considerably since that time.  If the average prices seen during the first nine months of 2016 persist for the remainder of the year, under the SEC definition of proved reserves, certain quantities of oil, such as those associated with the Kearl oil sands operations in Canada, will not qualify as proved reserves at year-end 2016. In addition, if these average prices persist, the projected end-of-field-life for estimating reserves will accelerate for certain liquids and natural gas operations in North America, resulting in a reduction of proved reserves at year-end 2016. Quantities that could be required to be de‑booked as proved reserves on an SEC basis amount to approximately 3.6 billion barrels of bitumen at Kearl, and about 1 billion oil-equivalent barrels in other North America operations. Among the factors that would result in these reserves being re-booked as proved reserves at some point in the future are a recovery in average price levels, a further decline in costs, and / or operating efficiencies. Under the terms of certain contractual arrangements or government royalty regimes, lower prices can also increase proved reserves attributable to ExxonMobil. We do not expect the de-booking of reported proved reserves under SEC definitions to affect the operation of the underlying projects or to alter our outlook for future production volumes.

In light of continued weakness in the upstream industry environment during 2016, and as part of its annual planning and budgeting process which is currently in progress, the corporation will perform an assessment of its major long-lived assets, similar to the exercise undertaken in late 2015, including North America natural gas assets and certain other assets across the remainder of its operations. The assessment will reflect crude and natural gas price outlooks consistent with those that management uses to evaluate investment opportunities and generally consistent with the long-term price forecasts published by third-party industry and government experts. Development of future undiscounted cash flow estimates requires significant management judgment, particularly in cases where an asset’s life is expected to extend decades into the future. An asset group would be impaired if its estimated undiscounted cash flows were less than the asset’s carrying value, and impairment would be measured by the amount by which the carrying value exceeds fair value. The corporation will complete its asset recoverability assessment and analyze the conclusions of that assessment in connection with the preparation and review of the corporation’s year-end financial statements for inclusion in its 2016 Form 10‑K. Until these activities are complete, it is not practicable to reasonably estimate the existence or range of potential future impairments related to the corporation’s long-lived assets.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 8:30 a.m. Central Time on October 28, 2016. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Actual financial and operating results, including project plans, costs, timing, and capacities; capital and exploration expenditures; asset carrying values; reported reserves; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the impact of fiscal and commercial terms; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2015 Form 10‑K. Closing of pending acquisitions is also subject to satisfaction of the conditions precedent provided in the applicable agreement. We assume no duty to update these statements as of any future date.

Frequently Used Terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms including “prime product sales” is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.  Santoprene is a registered trademark of Exxon Mobil Corporation.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
			Attachment I
Exxon Mobil Corporation
Third Quarter 2016
(millions of dollars, unless noted)
	Third Quarter		Nine Months
	2016	2015	2016	2015
Earnings / Earnings Per Share

Total revenues and other income	58,677	67,344	165,078	209,075
Total costs and other deductions	55,451	61,595	157,726	189,737
Income before income taxes	3,226	5,749	7,352	19,338
Income taxes	337	1,365	1,001	5,617
Net income including noncontrolling interests	2,889	4,384	6,351	13,721
Net income attributable to noncontrolling interests	239	144	191	351
Net income attributable to ExxonMobil (U.S. GAAP)	2,650	4,240	6,160	13,370

Earnings per common share (dollars)	0.63	1.01	1.47	3.18

Earnings per common share
- assuming dilution (dollars)	0.63	1.01	1.47	3.18

Other Financial Data

Dividends on common stock
Total	3,133	3,060	9,320	9,036
Per common share (dollars)	0.75	0.73	2.23	2.15

Millions of common shares outstanding
At September 30			4,147	4,163
Average - assuming dilution	4,178	4,190	4,178	4,201

ExxonMobil share of equity at September 30			170,597	170,723
ExxonMobil share of capital employed at September 30			218,993	207,303

Income taxes	337	1,365	1,001	5,617
Sales-based taxes	5,437	5,813	15,687	17,308
All other taxes	7,054	7,585	21,076	22,454
Total taxes	12,828	14,763	37,764	45,379

ExxonMobil share of income taxes of
equity companies	391	686	1,256	2,402

			Attachment II

Exxon Mobil Corporation
Third Quarter 2016
(millions of dollars)
	Third Quarter		Nine Months
	2016	2015	2016	2015
Earnings (U.S. GAAP)
Upstream
United States	(477)	(442)	(1,823)	(541)
Non-U.S.	1,097	1,800	2,661	6,785
Downstream
United States	225	487	824	1,466
Non-U.S.	1,004	1,546	2,136	3,740
Chemical
United States	434	526	1,524	1,866
Non-U.S.	737	701	2,219	1,589
Corporate and financing	(370)	(378)	(1,381)	(1,535)
Net income attributable to ExxonMobil	2,650	4,240	6,160	13,370

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	5.3	9.2	14.7	26.0
Proceeds associated with asset sales	1.0	0.5	2.2	1.6
Cash flow from operations and asset sales	6.3	9.7	16.9	27.6

			Attachment III

Exxon Mobil Corporation
Third Quarter 2016

	Third Quarter		Nine Months
	2016	2015	2016	2015
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	484	468	493	470
Canada / South America	437	425	424	386
Europe	189	197	203	198
Africa	388	531	482	524
Asia	651	651	700	671
Australia / Oceania	62	59	57	51
Worldwide	2,211	2,331	2,359	2,300

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,058	3,094	3,105	3,155
Canada / South America	220	229	244	267
Europe	1,650	1,495	2,057	2,213
Africa	13	7	7	6
Asia	3,662	3,910	3,758	4,151
Australia / Oceania	998	789	856	693
Worldwide	9,601	9,524	10,027	10,485

Oil-equivalent production (koebd)[1]	3,811	3,918	4,030	4,047

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

Exxon Mobil Corporation
Third Quarter 2016

	Third Quarter		Nine Months
	2016	2015	2016	2015
Refinery throughput (kbd)
United States	1,604	1,681	1,587	1,730
Canada	406	391	350	385
Europe	1,476	1,504	1,403	1,501
Asia Pacific	677	687	708	636
Other	202	194	187	192
Worldwide	4,365	4,457	4,235	4,444

Petroleum product sales (kbd)
United States	2,327	2,509	2,258	2,556
Canada	511	501	489	493
Europe	1,553	1,549	1,514	1,547
Asia Pacific	721	781	749	741
Other	473	448	463	442
Worldwide	5,585	5,788	5,473	5,779

Gasolines, naphthas	2,298	2,382	2,258	2,374
Heating oils, kerosene, diesel	1,810	1,908	1,754	1,925
Aviation fuels	421	433	403	416
Heavy fuels	358	372	370	380
Specialty products	698	693	688	684
Worldwide	5,585	5,788	5,473	5,779

Chemical prime product sales,
thousand metric tons (kt)
United States	2,320	2,377	7,167	7,099
Non-U.S.	3,813	3,705	11,449	11,130
Worldwide	6,133	6,082	18,616	18,229

			Attachment V

Exxon Mobil Corporation
Third Quarter 2016
(millions of dollars)
	Third Quarter		Nine Months
	2016	2015	2016	2015
Capital and Exploration Expenditures
Upstream
United States	712	1,992	2,701	6,207
Non-U.S.	2,360	4,382	8,269	13,330
Total	3,072	6,374	10,970	19,537
Downstream
United States	192	242	608	803
Non-U.S.	397	344	1,151	1,031
Total	589	586	1,759	1,834
Chemical
United States	359	452	1,148	1,452
Non-U.S.	144	217	529	699
Total	503	669	1,677	2,151

Other	26	41	69	113

Worldwide	4,190	7,670	14,475	23,635

Exploration expenses charged to income
included above
Consolidated affiliates
United States	35	45	178	122
Non-U.S.	291	278	946	881
Equity companies - ExxonMobil share
United States	-	-	-	3
Non-U.S.	6	2	1	33
Worldwide	332	325	1,125	1,039

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

2016
First Quarter	1,810	0.43
Second Quarter	1,700	0.41
Third Quarter	2,650	0.63

[1] Computed using the average number of shares outstanding during each period.